EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Schedule 13G to which this agreement is attached, relating to the Common Shares of Milestone Pharmaceuticals Inc., and all amendments thereto, is filed on behalf of each of them, and that all subsequent amendments to such Schedule 13G may be filed on behalf of each of them without the necessity of executing additional joint filing agreements.

Each of the undersigned is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but is not responsible for the completeness or accuracy of information concerning any other party unless it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: August 7, 2026

PAVAKI CAPITAL MANAGEMENT, LLC

By: /s/ Ashok Rambhai Patel
Name: Ashok Rambhai Patel
Title: Managing Member

PAVAKI CAPITAL PARTNERS, LP

By: Pavaki Capital Management, LLC, its General Partner

By: /s/ Ashok Rambhai Patel
Name: Ashok Rambhai Patel
Title: Managing Member

ASHOK RAMBHAI PATEL, individually

/s/ Ashok Rambhai Patel